Exhibit (a)(13)


                        AGREEMENT AND PLAN OF MERGER

                                   among

                            SARA LEE CORPORATION

                        CFN ACQUISITION CORPORATION

                                    and

                       CHOCK FULL O'NUTS CORPORATION


                          Dated as of June 8, 1999




                             TABLE OF CONTENTS

                                                                        Page
 ARTICLE I

      The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                Section 1.1    The Merger  . . . . . . . . . . . . . . .   1
                Section 1.2    Closing . . . . . . . . . . . . . . . . .   2
                Section 1.3    Effective Time  . . . . . . . . . . . . .   2
                Section 1.4    Effects of the Merger . . . . . . . . . .   2
                Section 1.5    Certificate of Incorporation; By-Laws . .   2
                Section 1.6    Directors and Officers of Surviving
                                 Corporation . . . . . . . . . . . . . .   3
 ARTICLE II

      Exchange of Shares . . . . . . . . . . . . . . . . . . . . . . . .   3
                Section 2.1    Conversion of Securities  . . . . . . . .   3
                Section 2.2    Exchange of Certificates  . . . . . . . .   4
                Section 2.3    Transfer of Shares After the Effective
                                 Time  . . . . . . . . . . . . . . . . .   7
                Section 2.4    Company Stock Options . . . . . . . . . .   7

 ARTICLE III

      Representations and Warranties of the Company  . . . . . . . . . .   8
                Section 3.1    Due Incorporation and Authority . . . . .   8
                Section 3.2    Capitalization  . . . . . . . . . . . . .   9
                Section 3.3    Authorization; Enforceability . . . . . .  10
                Section 3.4    No Violation or Conflict  . . . . . . . .  11
                Section 3.5    SEC Reports; Financial Statements;
                                 Indebtedness; Other Information . . . .  12
                Section 3.6    Litigation  . . . . . . . . . . . . . . .  13
                Section 3.7    Absence of Certain Changes  . . . . . . .  13
                Section 3.8    Performance of Contracts  . . . . . . . .  14
                Section 3.9    Employee Benefit Plans  . . . . . . . . .  14
                Section 3.10   Taxes . . . . . . . . . . . . . . . . . .  16
                Section 3.11   Governmental Approvals  . . . . . . . . .  18
                Section 3.12   Labor Matters . . . . . . . . . . . . . .  18
                Section 3.13   Existing Permits and Violations of Law  .  18
                Section 3.14   Intangible Assets . . . . . . . . . . . .  19
                Section 3.15   Year 2000 . . . . . . . . . . . . . . . .  19
                Section 3.16   Customers and Suppliers . . . . . . . . .  20
                Section 3.17   Environmental Matters . . . . . . . . . .  20
                Section 3.18   Disclosure Documents  . . . . . . . . . .  21
                Section 3.19   Opinion of Financial Advisor  . . . . . .  22
                Section 3.20   Certain Agreements  . . . . . . . . . . .  22
                Section 3.21   Rights Agreement  . . . . . . . . . . . .  22
                Section 3.22   Vote Required . . . . . . . . . . . . . .  23
                Section 3.23   Finders or Brokers  . . . . . . . . . . .  23

 ARTICLE IV

      Representations and Warranties of the Parent and the Sub . . . . .  23
                Section 4.1    Due Incorporation and Authority . . . . .  23
                Section 4.2    Authorization; Enforceability . . . . . .  24
                Section 4.3    No Violation or Conflict  . . . . . . . .  24
                Section 4.4    SEC Reports; Financial Statements . . . .  25
                Section 4.5    Disclosure Documents  . . . . . . . . . .  25
                Section 4.6    Governmental Approvals  . . . . . . . . .  26
                Section 4.7    Authorization of Parent Common Stock  . .  26
                Section 4.8    Finders or Brokers  . . . . . . . . . . .  26
                Section 4.9    Interim Operations of the Sub . . . . . .  26

 ARTICLE V

      Covenants and Agreements . . . . . . . . . . . . . . . . . . . . .  27
                Section 5.1    Conduct of Business by the Company  . . .  27
                Section 5.2    Shareholders Meeting; Registration
                                 Statement and Proxy
                                 Statement/Prospectus  . . . . . . . . .  30
                Section 5.3    Listing of Parent Common Stock  . . . . .  31
                Section 5.4    Access  . . . . . . . . . . . . . . . . .  31
                Section 5.5    Commercially Reasonable Efforts;
                                 Further Assurances  . . . . . . . . . .  32
                Section 5.6    Takeover Statute  . . . . . . . . . . . .  33
                Section 5.7    No Solicitation . . . . . . . . . . . . .  33
                Section 5.8    Public Announcement . . . . . . . . . . .  35
                Section 5.9    Notices of Certain Events . . . . . . . .  35
                Section 5.10   Indemnification and Insurance . . . . . .  35
                Section 5.11   Additional Reports  . . . . . . . . . . .  36
                Section 5.12   Affiliates  . . . . . . . . . . . . . . .  37
                Section 5.13   Tax-Free Reorganization . . . . . . . . .  37
                Section 5.14   Actions Regarding Debentures  . . . . . .  37

 ARTICLE VI

      Conditions to the Merger . . . . . . . . . . . . . . . . . . . . .  38
                Section 6.1    Conditions to Each Party's Obligation
                                 to Effect the Merger  . . . . . . . . .  38
                Section 6.2    Conditions to the Parent's and the Sub's
                                 Obligations to Effect the Merger  . . .  39
                Section 6.3    Conditions to the Company's Obligations
                                 to Effect the Merger  . . . . . . . . .  40

 ARTICLE VII

      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                Section 7.1    Termination . . . . . . . . . . . . . . .  40
                Section 7.2    Rights on Termination . . . . . . . . . .  44
                Section 7.3    Termination Fee Payable to Parent . . . .  44
                Section 7.4    Other Remedies  . . . . . . . . . . . . .  44

 ARTICLE VIII

      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                Section 8.1    No Survival of Representations and
                                 Warranties  . . . . . . . . . . . . . .  45
                Section 8.2    Expenses  . . . . . . . . . . . . . . . .  45
                Section 8.3    Counterparts; Effectiveness . . . . . . .  45
                Section 8.4    Governing Law . . . . . . . . . . . . . .  45
                Section 8.5    Notices . . . . . . . . . . . . . . . . .  46
                Section 8.6    Assignment; Binding Effect  . . . . . . .  47
                Section 8.7    Severability  . . . . . . . . . . . . . .  47
                Section 8.8    Enforcement of Agreement  . . . . . . . .  47
                Section 8.9    Entire Agreement; No Third-Party
                                 Beneficiaries . . . . . . . . . . . . .  47
                Section 8.10   Headings  . . . . . . . . . . . . . . . .  47
                Section 8.11   Finders or Brokers  . . . . . . . . . . .  48
                Section 8.12   Amendment or Supplement . . . . . . . . .  48
                Section 8.13   Extension of Time, Waiver, Etc  . . . . .  48

 ARTICLE IX

      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                Section 9.1    Affiliate . . . . . . . . . . . . . . . .  49
                Section 9.2    Agreement . . . . . . . . . . . . . . . .  49
                Section 9.3    Code  . . . . . . . . . . . . . . . . . .  49
                Section 9.4    Company Disclosure Schedule . . . . . . .  49
                Section 9.5    Company Financial Statements  . . . . . .  49
                Section 9.6    Computer Programs . . . . . . . . . . . .  49
                Section 9.7    Contracts . . . . . . . . . . . . . . . .  50
                Section 9.8    Control . . . . . . . . . . . . . . . . .  50
                Section 9.9    Employees . . . . . . . . . . . . . . . .  50
                Section 9.10   Employee Benefit Plans  . . . . . . . . .  50
                Section 9.11   Environmental Claim . . . . . . . . . . .  50
                Section 9.12   Environmental Laws  . . . . . . . . . . .  51
                Section 9.13   ERISA . . . . . . . . . . . . . . . . . .  51
                Section 9.14   Existing Liens  . . . . . . . . . . . . .  51
                Section 9.15   Existing Permits  . . . . . . . . . . . .  51
                Section 9.16   Existing Plans  . . . . . . . . . . . . .  51
                Section 9.17   Hazardous Materials . . . . . . . . . . .  51
                Section 9.18   Indebtedness  . . . . . . . . . . . . . .  51
                Section 9.19   Intangible Assets . . . . . . . . . . . .  52
                Section 9.20   Investment  . . . . . . . . . . . . . . .  52
                Section 9.21   Law . . . . . . . . . . . . . . . . . . .  52
                Section 9.22   Lien  . . . . . . . . . . . . . . . . . .  52
                Section 9.23   Material Adverse Effect . . . . . . . . .  52
                Section 9.24   Merger  . . . . . . . . . . . . . . . . .  53
                Section 9.25   NYBCL . . . . . . . . . . . . . . . . . .  53
                Section 9.26   Parent Financial Statements . . . . . . .  53
                Section 9.27   Parent Material Adverse Effect  . . . . .  53
                Section 9.28   Person  . . . . . . . . . . . . . . . . .  53
                Section 9.29   Significant Subsidiary  . . . . . . . . .  53
                Section 9.30   Subsidiary  . . . . . . . . . . . . . . .  53
                Section 9.31   Taxes . . . . . . . . . . . . . . . . . .  54
                Section 9.32   Tax Return  . . . . . . . . . . . . . . .  54



           AGREEMENT AND PLAN OF MERGER, dated as of June 8, 1999 (the "Agreement"), among Sara Lee Corporation, a Maryland corporation (the "Parent"), CFN Acquisition Corporation, a New York corporation (the "Sub"), and Chock Full O'Nuts Corporation, a New York corporation (the "Company"). Capitalized terms used herein without definition shall have the meanings ascribed to them in Article IX.

           WHEREAS, the Boards of Directors of the Parent, the Sub and the Company have approved and deem it advisable and in the best interests of their respective stockholders to consummate the acquisition of the Company by the Parent upon the terms and subject to the conditions provided for in this Agreement;

           WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by a merger of the Sub with and into the Company (the "Merger") pursuant to which each outstanding share of common stock , par value $.25 per share, of the Company (the "Company Common Stock," and together with the common stock purchase rights (the "Rights"), issued pursuant to the Amended and Restated Rights Agreement, dated as of December 30, 1997, by and between the Company and the American Stock Transfer & Trust Company as Rights Agent (the "Rights Agreement") associated with such shares, the "Shares") will be converted into the right to receive the Merger Consideration (as hereinafter defined), upon the terms and conditions set forth in this Agreement; and

           WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parent, the Sub and the Company agree as follows:

                                  ARTICLE I

                                 The Merger

           Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, the Sub shall merge with and into the Company, and the separate corporate existence of the Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") . The Surviving Corporation shall possess all the rights, privileges, powers and franchises, and shall be subject to all of the restrictions, disabilities, duties, debts and obligations, of the Company and the Sub, all as provided in the NYBCL.

           Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Chicago time, on the later of August 26, 1999 or the date that is no later than the second business day after satisfaction of the conditions set forth in Article VI, unless another time or date is agreed to in writing by the parties hereto. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois, unless another place is agreed to in writing by the parties hereto.

           Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file with the Secretary of State of the State of New York a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the NYBCL and shall make all other filings or recordings required under the NYBCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is specified in the Certificate of Merger (the time at which the Merger becomes fully effective being hereinafter referred to as the "Effective Time").

           Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the NYBCL.

           Section 1.5    Certificate of Incorporation; By-Laws.

                (a) At the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the NYBCL.

                (b) At the Effective Time, the By-Laws of the Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the NYBCL, the Certificate of Incorporation of the Surviving Corporation and the By-Laws.

           Section 1.6    Directors and Officers of Surviving Corporation.

                (a) The directors of the Sub at the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                (b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.


                                 ARTICLE II

                             Exchange of Shares

           Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Sub or the Company:

                (a) The Shares (including the associated Rights) that are issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent, the Sub or any direct or indirect wholly owned subsidiary of the Parent (collectively, "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries or shares held in the treasury of the Company) shall, by virtue of the Merger and without any action on the part of the Sub, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive the number of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of the Parent (the "Parent Common Stock") equal to the ratio (the "Exchange Ratio") determined by dividing $11.00 by the average of the per share last sales prices, regular way (rounded to four decimal points, the "Average Parent Price") of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the twenty (20) consecutive trading days (the "Averaging Period") commencing on the date that the Proxy Statement/Prospectus (as hereinafter defined) is mailed to the shareholders of the Company (the "Merger Consideration"); provided, however, that in no event shall the Exchange Ratio exceed .5238 (except, at the election of Parent, as provided in Section 7.1(c)(iii)) or be less than .4231.

                (b) Each Share (and associated Rights) issued and outstanding and owned by the Parent Companies or any of the Company's direct or indirect wholly owned subsidiaries or authorized but unissued shares held by the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

                (c) Each share of common stock of the Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

                (d) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), extraordinary dividend, reorganization, recapitalization or any other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time. References to the Exchange Ratio elsewhere in this Agreement shall be deemed to refer to the Exchange Ratio as it may have been adjusted pursuant to this Section 2.1(d).

                (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of any such fractional share of Parent Common Stock, the Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash equal to the fraction of such share of Parent Common Stock multiplied by the per share Merger Consideration. No interest shall be paid on such amount.

           Section 2.2 Exchange of Certificates. The manner of exchanging Shares in the Merger shall be as follows:

                (a) At or prior to the Effective Time, the Parent shall deposit with Harris Trust and Savings Bank (the "Exchange Agent"), or such other exchange agent selected by the Parent and reasonably acceptable to the Company, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding Shares (the shares of Parent Common Stock so deposited, together with any dividends or distributions with respect to such shares of Parent Common Stock payable after the Effective Time which also shall be deposited with the Exchange Agent, the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund.

                (b) As soon as practicable after the Effective Time, but in any event no later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record (other than holders of certificates representing Shares referred to in Section 2.1(b)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration without any interest thereon, less any applicable withholding of taxes, and the Certificate so surrendered shall forthwith be canceled. The Merger Consideration with respect to the Shares represented thereby may be paid to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other nonincome taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
 Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender thereof, the Merger Consideration with respect to each of the Shares represented thereby.

                (c) Whenever a dividend or other distribution is declared by the Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no such dividends or other distributions declared or made shall be paid to the holder of an unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this
 Article II.

                (d) Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates as of the date which is six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Parent or the Surviving Corporation for payment of their claim for Merger Consideration.

                (e) None of the Parent, the Company, the Sub or the Exchange Agent shall be liable to any person in respect of any Shares or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, would otherwise escheat to or become the property of any governmental body or authority), any such Merger Consideration, to the extent permitted by applicable law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                (f) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent.

                (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

                (h) Holders of unsurrendered Certificates will not be entitled to vote at any meeting of shareholders of the Parent.

                (i) Notwithstanding anything herein to the contrary, Certificates surrendered for exchange into Merger Consideration by any "affiliate" (as determined pursuant to Section 5.12) of the Company shall not be exchanged until the Parent has received a written agreement from such Person as provided in Section 5.12 hereof.

                (j) The Exchange Agent or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

           Section 2.3 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the Effective Time.

           Section 2.4    Company Stock Options.

                (a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder of each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option"), under the Company Stock Plans (as hereinafter defined) or otherwise granted by the Company outside of any Company Stock Plan, each Company Stock Option shall be assumed by the Parent as hereinafter provided. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each Company Stock Option will be automatically converted into an option (a "Parent Stock Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Stock Option multiplied by the Exchange Ratio (rounded to the nearest whole share), at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option, divided by the Exchange Ratio (rounded to the nearest whole cent); provided, however, that any Company Stock Option that is intended to qualify as an "incentive stock option" under the Code shall be converted to a Parent Stock Option in a manner that results in any such converted Company Stock Option retaining its incentive stock option status. Such Parent Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references in the Company Stock Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options to the Company shall be deemed to refer to the Parent; and (ii) the Parent shall assume the Company Stock Plans and all of the Company's obligations with respect to the Company Stock Options.

                (b) In respect of each Company Stock Option as converted into a Parent Stock Option pursuant to Section 2.4(a) and assumed by the Parent, and the shares of Parent Common Stock underlying such option, the Parent shall file as soon as practicable after the Effective Time with the Securities and Exchange Commission (the "SEC"), and keep current the effectiveness of, a registration statement on Form S-8 (which may be accomplished by amendment of the Registration Statement (as hereinafter defined)) or other appropriate form for as long as such options remain outstanding (and maintain the current status of the prospectus with respect thereto). The Parent agrees to reserve a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of such Company Stock Options.

                (c) Prior to the Effective Time, the Company shall use its best efforts to (i) obtain all necessary consents from, and provide any required notices to, holders of Company Stock Options and (ii) amend the terms of the applicable Company Stock Option Plan, in each case as is necessary to give effect to the provisions of this Section 2.4.

                (d) The Company agrees that, from the date hereof through the Effective Time, it will not grant any stock options, restricted stock, stock appreciation rights or similar rights.


                                 ARTICLE III

                Representations and Warranties of the Company

           The Company hereby represents and warrants to the Parent and the Sub on the date of this Agreement that:

           Section 3.1 Due Incorporation and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has delivered to the Parent copies of the certificates of incorporation and by-laws or other organizational documents of the Company. Such certificates of incorporation and by-laws or other organizational documents are complete and correct and in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of their respective certificates of incorporation, by-laws or similar organizational documents. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind except the liens resulting from the pledge of all of the outstanding shares of capital stock of the Company's Subsidiaries to Fleet Bank, N.A. under the Amended and Restated Revolving Credit and Term Loan Agreements with Fleet Bank, N.A. and The Chase Manhattan Bank, dated as of January 1, 1996 (the "Company Credit Facility"). Other than the Subsidiaries, there are no other Persons in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right (including contingent rights) to acquire the same; provided, however, the Company has the right (but not the obligation) to acquire an interest in Industrias Marino and/or CafE El Marino.

           Section 3.2 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock. As of the date hereof, (i) 10,996,510 shares of Company Common Stock are issued and outstanding; (ii) 401,000 shares of Company Common Stock are subject to outstanding options issued pursuant to the Company's 1984 Incentive Compensation Plan ("1984 Plan"), and 76,500 additional shares of Company Common Stock are reserved for issuance under the 1984 Plan; (iii) 475,522 shares of Company Common Stock are issued and held in the treasury of the Company; (iv) 6,232,077 shares of Company Common Stock are reserved for issuance upon the conversion of the Company's outstanding 7% Convertible Senior Subordinated Debentures due April 1, 2012 (the "7% Debentures"); and
 (v) 4,012,676 shares of Company Common Stock are reserved for issuance upon the conversion of the Company's outstanding 8% Convertible Subordinated Debentures due September 15, 2006 (the "8% Debentures" and, together with the 7% Debentures, the "Debentures"). All the outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Except with respect to the capital stock of the Company's Subsidiaries which is pledged to Fleet Bank, N.A. pursuant to the Company Credit Facility and except as set forth above or in Section 3.2 of the Company Disclosure Schedule, other than the Company's obligations under the Rights Agreement and the transactions contemplated by this Agreement, (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business.

           Section 3.3    Authorization; Enforceability.

                (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power and authority of the Company and, subject to the provisions hereof, have been duly authorized by the Board of Directors of the Company. Except for the requisite approval and authorization of this Agreement and the Merger by the Company's Shareholders pursuant to the NYBCL (the "Company Shareholder Approval"), no other corporate proceeding or action on the part of the Company or the holders of any class or series of the Company's capital stock is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                (b) Prior to execution and delivery of this Agreement, the Board of Directors of the Company has (at a meeting duly called and held) unanimously (i) approved this Agreement and the transactions contemplated hereby in accordance with the NYBCL, (ii) resolved to recommend the approval of this Agreement by the Company's shareholders and (iii) directed that this agreement be submitted to the Company's shareholders for their approval.

                (c) No state antitakeover, "fair price," "moratorium," "control share acquisition" or similar statute or regulation applicable to the Company (including Section 912 of the NYBCL) would have the effect of invalidating or voiding this Agreement or any material provision hereof or would subject the Parent or the Sub to any impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

           Section 3.4    No Violation or Conflict.  Except as set forth in
 Section 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement and all documents and instruments required by this Agreement to be executed and delivered by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any Contract or to the loss of a material benefit under any Contract, or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Restated Certificate of Incorporation or the Amended and Restated By-Laws, in each case as amended, of the Company, (iii) violate any Existing Permits or any Law applicable to the Company or its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect or would not affect adversely the ability of the Company to consummate the transactions contemplated by this Agreement.

           Section 3.5 SEC Reports; Financial Statements; Indebtedness; Other Information.

                (a) The Company has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since July 31, 1996 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act"), or the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Reports, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and
 (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder at such time of filing.

                (b) Company Financial Statements. The Company Financial Statements comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis by the Company during the periods involved, except as otherwise described in the notes thereto and, in the case of the unaudited interim financial statements, subject to usual and recurring year-end adjustments that have not been and are not expected to be material in amount. The Company Financial Statements fairly present in all material respects the financial position of the Company as of the date set forth on each of such Company Financial Statements and the results of operations of the Company for the periods indicated. Except as set forth in Section 3.5(b) of the Company Disclosure Schedule and except as set forth in the Company SEC Reports filed and publicly available and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent Company Financial Statements included in the Company SEC Reports filed and publicly available prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are reasonably likely to have a Material Adverse Effect, including any liabilities arising or required to be accrued as a result of the consummation of the transactions contemplated hereby.

                (c) Indebtedness. As of June 7, 1999, the Company had outstanding Indebtedness of $86,504,000 (including the Debentures).

                (d) Additional Company Information. The information set forth in Section 3.5(d) of the Company Disclosure Schedule (including the financial information with respect to the nine-month period ending April 30, 1999 (the "1999 Financial Information")), which was provided to the Parent prior to the date hereof are accurate and complete statements of the matters set forth therein. The information contained in the Company's Quarterly Report on Form 10-Q for the nine months ended April 30, 1999 will not differ in any material respect from the 1999 Financial Information.

           Section 3.6    Litigation.

                (a) Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 3.6 of the Company Disclosure Schedule, as of the date hereof, there are no actions, suits, claims (including worker's compensation claims), litigation or other governmental or judicial proceedings or investigations or arbitrations pending against the Company, its Subsidiaries or any of its properties, assets or businesses, or, to the knowledge of the Company, any of the Company's or any Subsidiary's current or former directors or officers or any other Person whom the Company or any Subsidiary has agreed to indemnify that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (b) there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company by any Person which question the legality or validity of the transactions contemplated by this Agreement; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company, its Subsidiaries, any of its properties, assets or businesses, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any Subsidiary has agreed to indemnify that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

           Section 3.7 Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 3.7 of the Company Disclosure Schedule and except for matters directly resulting from (x) the filing by Parent with the SEC of its
 Schedule 13D or its tender offer with respect to the Company or (y) the execution of this Agreement and the consummation of the transactions contemplated hereby, since January 31, 1999, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course consistent with past practice, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action, which if taken after the date hereof, would constitute a material breach of any provision set forth in Section 5.1 hereof (other than paragraphs (d) and (g) of such Section 5.1).

           Section 3.8 Performance of Contracts. Each of the Contracts is in full force and effect and constitutes the legal and binding obligation of the Company and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto, except where the failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect. There are no existing breaches or defaults by the Company or, to the knowledge of the Company, any other party under any Contract the effect of which would constitute a Material Adverse Effect and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default. The Company is not subject to the terms of any non-competition or other agreement (including any area restrictions) which restrict in any material respect the conduct of the respective businesses of the Company and its Subsidiaries as presently conducted.

           Section 3.9    Employee Benefit Plans.

                (a) Existing Plans. Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate (as hereinafter defined) maintains or contributes to, nor is it bound by, nor has it maintained or contributed to at any time during the three (3) years prior to the date hereof, any Existing Plan. To the knowledge of the Company, all of the Existing Plans that are subject to ERISA or the Code are in compliance in all material respects with ERISA and the Code. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, no Existing Plans have been adopted or modified in any material respect since July 31, 1998. All of the Existing Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code or have been filed with the Internal Revenue Service with a request for a determination letter on or prior to the end of the applicable remedial amendment period and, to the knowledge of the Company, there are no facts which would adversely affect the tax qualified status of any of the Existing Plans. "Company ERISA Affiliate" shall mean any Person which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

                (b) ERISA Code. There is no accumulated funding deficiency, within the meaning of Section 302 of ERISA or Section 412 of the Code, in connection with the Existing Plans. No reportable event, as defined in ERISA (other than reportable events for which the 30-day notice requirement has been waived) has occurred in connection with the Existing Plans since January 1, 1995. Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate is contributing to or has any material liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA.

                (c) Compliance. Neither the Company nor any Company ERISA Affiliate has incurred, directly or indirectly, any material liability to or on account of an Existing Plan pursuant to Title IV, Subtitle D of ERISA, and, to the knowledge of the Company, no proceedings have been instituted to terminate any Existing Plan that is subject to Title IV, Subtitle D of ERISA.

                (d) ESOP. With respect to any Existing Plan that is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code (an "ESOP") any indebtedness owed to the Company by any such ESOP is secured by the shares of Company Common Stock acquired by such ESOP with the proceeds of such indebtedness, provided, however, that in the event of a change in control of the Company, any such indebtedness is forgiven or the Company is required to make sufficient contributions to enable the ESOP to repay such indebtedness in full.

                (e) Funding. As of the last valuation date of each Existing Plan that is subject to Title IV, Subtitle D of ERISA, the current value of the assets of each such Existing Plan is at least ninety (90) percent of the present value of the accrued benefits under each such Existing Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Existing Plan's actuary with respect to such Existing Plan; and all contributions or other amounts payable by the Company as of the Effective Time with respect to the current or prior plan year of each Existing Plan have been either paid or accrued on the balance sheet of the Company. There are no material pending, or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Existing Plans or any trusts related thereto.

                (f) Other Plan Obligations. To the knowledge of the Company, neither the Company nor any Company ERISA Affiliate, nor any Existing Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which the Company or any Company ERISA Affiliate, any Existing Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Existing Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(j) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. No Existing Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Company ERISA Affiliate beyond their retirement other than (i) coverage mandated by applicable Law or (ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA.

           Section 3.10 Taxes. Except as disclosed in Section 3.10 of the Company Disclosure Schedule and except as would not have a Material Adverse
 Effect:

                (a) the Company and each of its Subsidiaries have timely filed or caused to be filed (except where the failure to file on a timely basis has not or will not result in the imposition of any material additional tax liability and taking into account all extensions) all Tax Returns required to be filed by them and all such Tax Returns were true, correct and complete in all material respects when filed.

                (b) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) an adequate accrual for the payment of all material Taxes due with respect to any period ending on or prior to the Closing;

                (c) none of the Company or any of its Subsidiaries has received written notice of any ongoing, pending or threatened federal, state, local or foreign tax audit or examination of any Tax Returns;

                (d) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries;

                (e) none of the Company or any of its Subsidiaries is a party to an agreement or arrangement providing for the allocation or sharing of any material Taxes;

                (f) there are no statutory liens for any material Taxes upon the assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith (and for which adequate accruals have been established);

                (g) no consent to the application of Section 341(f)(2) of the Code has been made or filed by or with respect to the Company, any of its Subsidiaries or any of their assets or properties;

                (h) none of the Company or any of its Subsidiaries have taken any action that would require an adjustment pursuant to Section 481 of the Code by reason of a change in accounting method or otherwise;

                (i) except as disclosed in Section 3.10(i) of the Company Disclosure Schedule, there have not been, nor will there be from the date hereof through and including the Closing Date, any payments, or any agreements to make payments, which would be "excess parachute payments" under Section 280G of the Code;

                (j) none of the Company or any of its Subsidiaries has executed or entered into any closing agreement pursuant to Section 7121 of the Code or any predecessor provisions thereof or any similar provision of state or other law with respect to any period for which the statue of limitations has not expired;

                (k) none of the Company or any of its Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment or withholding of Taxes. The Company and each of its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation, and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws; and

                (l) none of the Company or any of its Subsidiaries is or has been a "United States real property holding company" (as defined in Code Section 897(c)(2)) during the applicable period specified in Code
 Section 897(c)(1)(ii).

           Section 3.11 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency (a "Governmental Entity") is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except: (a) the approvals described in
 Section 3.11 of the Company Disclosure Schedule; (b) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and antitrust or other competition laws of other jurisdictions; (c) pursuant to the applicable requirements of the Securities Act, the Exchange Act, state blue sky laws, the NYSE, and the rules and regulations promulgated thereby; and (d) the filing of the Certificate of Merger as described in this Agreement.

           Section 3.12   Labor Matters.  Except as described in Section
 3.12 of the Company Disclosure Schedule, there is (i) no pending, nor has the Company experienced since July 31, 1997 any, labor dispute, strike or organized work stoppage and, to the knowledge of the Company, there is no threatened material labor dispute, strike or organized work stoppage against the Company and (ii) (A) to the knowledge of the Company, no union organizing activities are in process or have been proposed or threatened involving any employees of the Company not presently organized, and (B) no petitions have been filed or, to the knowledge of the Company, have been threatened or proposed to be filed, for union organization or representation of employees of the Company not presently organized except with respect to matters in clauses (i) and (ii) which do not have a Material Adverse Effect.

           Section 3.13 Existing Permits and Violations of Law. The Company has all licenses, permits, approvals, exemptions, orders, approvals, franchises, qualifications, permissions, agreements and governmental authorizations which the Company is required to have for the conduct of its business as currently conducted, except where the failure to have the same would not have a Material Adverse Effect. No action or proceeding is pending or, to the knowledge of the Company, threatened that is reasonably likely to result in a revocation, non-renewal, termination, suspension or other material impairment of any Existing Permits, except for such revocations, non-renewals, terminations, suspensions or other impairments as would not be reasonably likely to result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any applicable Law, except for such violations which would not have a Material Adverse Effect. No Governmental Entity has indicated to the Company an intention to conduct an investigation or review with respect to the Company other than, in each case, those which would not have a Material Adverse Effect.

           Section 3.14 Intangible Assets. (i) There are no claims, demands or proceedings instituted, pending or, to the knowledge of the Company, threatened by any Person contesting or challenging the right of the Company or any of its Subsidiaries to use any of its Intangible Assets;
 (ii) each trademark registration, service mark registration, copyright registration and patent used by the Company is owned by or licensed pursuant to a valid license agreement to the Company or its Subsidiaries and, with respect to those owned by the Company or its Subsidiaries, has been maintained in good standing and, with respect to those licensed to the Company or its Subsidiaries, to the Company's knowledge, has been maintained in good standing; (iii) to the knowledge of the Company, there are no Intangible Assets owned by a third Person which the Company or any of its Subsidiaries is using without license to do so; (iv) the Company and each of its Subsidiaries owns or possesses adequate licenses or other rights to use all Intangible Assets necessary to conduct its business as now conducted; and (v) the consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company and each of its Subsidiaries to use its Intangible Assets; except, in each of clauses (i) through (v), as would not result in a Material Adverse Effect.

           Section 3.15 Year 2000. Except as, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect:

                (a) all of the Computer Programs, computer firmware, computer hardware (whether general or special purpose) and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company or by any of its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data, and will not provide incorrect results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and
 (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and

                (b) all of the products and services sold, licensed, rendered or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses will not malfunction, will not cease to function, will not generate incorrect data and will not produce incorrect results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and neither the Company nor any of its Subsidiaries is or shall be subject to claims or liabilities arising from their failure to do so; and

                (c) neither the Company nor any of its Subsidiaries has made other representations or warranties regarding the ability of any product or service sold, licensed, rendered or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data and to produce correct results when processing, providing and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

           Section 3.16 Customers and Suppliers. Since January 31, 1999, other than as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby, there has been no termination, cancellation or material curtailment of the business relationship of the Company with any customer or supplier or group of affiliated customers or suppliers which would result in a Material Adverse Effect nor, to the knowledge of the Company, any written notice of intent to so terminate, cancel or materially curtail such business relationships.

           Section 3.17   Environmental Matters.

                (a) Except as described in Section 3.17 of the Company Disclosure Schedule and except as is not reasonably likely to result in a Material Adverse Effect, the Company is, and at all times has been, in full compliance with and has not been and is not in violation of or liable under, any Environmental Law. The Company has not received, any actual or threatened order, notice or other communication (written or oral) from (i) any Governmental Body or third party or (ii) the current or prior owner or operator of any property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Claim with respect to any property or assets (whether real, personal or mixed) in which the Company has had an interest except as is not reasonably likely to result in a Material Adverse Effect.

                (b) Except as described in Section 3.17 of the Company Disclosure Schedule and except as is not reasonably likely to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened Environmental Claims, encumbrances, or other restrictions of any nature, resulting from any liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any property and assets (whether real, personal or mixed) in which the Company has or had an interest.

                (c) Environmental Permits. The Company has obtained all material environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") required for its operations, and all such permits are in good standing and the Company is in compliance in all material respect with all terms and conditions of the Environmental Permits.

           Section 3.18 Disclosure Documents. None of the information supplied in writing or to be supplied in writing by the Company for inclusion in (i) the definitive proxy statement (as the same may be amended or supplemented from time to time, the "Proxy Statement/Prospectus"), and
 (ii) the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the Merger (as the same may be amended or supplemented from time to time, the "Registration Statement") including the Proxy Statement/Prospectus included therein, will, in the case of the Proxy Statement/Prospectus, either at the time of mailing of the Proxy Statement/Prospectus to shareholders of the Company or at the time of the special meeting of the shareholders of the Company (the "Shareholders Meeting") to be duly called, noticed, convened and held as soon as practicable following the date hereof for the purpose of voting to approve this Agreement and the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, either at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading except that no representation or warranty is made by the Company with respect to
 (i) any forward-looking information regarding or statements made by the Company (whether or not included in the Registration Statement) or (ii) with respect to the information supplied by the Parent.

           Section 3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), its financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio, based upon and subject to the assumptions and limitations set forth in such opinion, is fair to the holders of the Company Common Stock (other than Parent and its Affiliates) from a financial point of view, a copy of the written opinion of which will be delivered to the Parent after receipt thereof by the Company.

           Section 3.20   Certain Agreements.  Except as set forth in
 Section 3.20 of the Company Disclosure Schedule, the Company is not a party to any oral or written Agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in
 Section 3.20 of the Company Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage or indenture or any material license, lease, contract, Agreement or other instrument or obligation to which the Company is a party or by which any of them or any of their properties or assets may be bound. Except as set forth in Section 3.20 of the Company Disclosure Schedule or as expressly provided herein, there are no material amounts payable by the Company to any officers of the Company (in their capacity as officers) as a result of the transactions contemplated by this Agreement. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no contractual agreements between any officers or directors of the Company and the Company.

           Section 3.21 Rights Agreement. The Company has taken all action which may be necessary under the Rights Agreement, so that the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of the transactions contemplated hereby and thereby shall not cause (i) the Parent and/or the Sub or their respective Affiliates or Associates to become an Acquiring Person (as such terms are defined in the Rights Agreement) unless this Agreement has been terminated in accordance with its terms or (ii) a Distribution Date, a Stock Acquisition Date (as such terms are defined in the Rights Agreement) or certain other events (as described in the Rights Agreement) to occur, irrespective of the number of shares of Company Common Stock acquired pursuant to the Merger or other transactions contemplated by this Agreement.

           Section 3.22 Vote Required. The affirmative vote of the holders of two-thirds of the shares of the Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the Company to approve the Merger, this Agreement and the transactions contemplated hereby.

           Section 3.23 Finders or Brokers. Except for Credit Suisse First Boston with respect to the Company, a copy of whose engagement agreement has been provided to the Parent, neither the Company nor its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.


                                 ARTICLE IV

          Representations and Warranties of the Parent and the Sub

           The Parent and the Sub hereby represent and warrant to the Company on the date of this Agreement that:

           Section 4.1 Due Incorporation and Authority. Each of the Parent and the Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Parent and the Sub has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect. The Parent has delivered to the Company copies of the certificates of incorporation and by-laws or other organizational documents of the Parent and the Sub.

           Section 4.2 Authorization; Enforceability. Each of the Parent and the Sub has the corporate power and authority to enter into this Agreement and carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Parent and the Sub, and no other corporate proceeding or action on the part of the Parent or the Sub is necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Parent and the Sub will be, when executed and delivered by the Parent and the Sub, the valid and binding obligations of the Parent and the Sub, enforceable against each party in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           Section 4.3 No Violation or Conflict. The execution and delivery of this Agreement and all documents and instruments required by this Agreement to be executed and delivered by the Parent and the Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any contract, agreement and obligation, written or oral, to which the Parent or the Sub is a party or by which either of them or any of their assets are bound, including, without limitation, any loan, bond, mortgage, indenture, lease, instrument, franchise or license or to the loss of a material benefit under any such contract, agreement or obligation or result in the creation of any Lien upon any of the properties or assets of the Parent or the Sub, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Parent and the Sub, (iii) violate any permits, licenses, approvals, qualifications, authorizations, and registrations required by Law which the Parent or the Sub has or holds or any Law applicable to the Parent or the Sub or any of their respective properties or assets, other than, in the case of clauses
 (i) and (iii), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Parent Material Adverse Effect or would not affect adversely the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

           Section 4.4    SEC Reports; Financial Statements.

                (a) The Parent has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since June 29, 1996 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and
 (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder at such time of filing.

                (b) Parent Financial Statements. The Parent Financial Statements comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis by the Parent during the periods involved, except as otherwise described in the notes thereto and, in the case of the unaudited interim financial statements, subject to usual and recurring year-end adjustments that have not been and are not expected to be material in amount. The Parent Financial Statements fairly present in all material respects the financial position of the Parent as of the date set forth on each of such Parent Financial Statements and the results of operations of the Parent for the periods indicated.

           Section 4.5 Disclosure Documents. None of the information supplied in writing or to be supplied in writing by the Parent for inclusion in the Proxy Statement/Prospectus and the Registration Statement will, in the case of the Proxy Statement/Prospectus, either at the time of mailing of the Proxy Statement/Prospectus to shareholders of the Company or at the time of the Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, either at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, except that no representation or warranty is made by the Parent with respect to (i) any forward-looking information regarding or statements made by the Parent (whether or not included in the Registration Statement) or (ii) information supplied by the Company.

           Section 4.6 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any Governmental Entity is required by the Parent or the Sub in connection with the execution and delivery of this Agreement by the Parent and the Sub or the consummation by either of them of the transactions contemplated hereby, except: (a) in connection with the applicable requirements of the HSR Act and antitrust or other competition laws of other jurisdictions; (b) pursuant to the applicable requirements of the Securities Act, the Exchange Act, state blue sky laws, the NYSE, and the rules and regulations promulgated thereby; and (c) the filing of the Certificate of Merger as described in this Agreement.

           Section 4.7 Authorization of Parent Common Stock. Prior to the Effective Time, the Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article II. Parent Common Stock issued pursuant to
 Article II will, when issued in accordance with the terms hereof, be validly issued, fully paid and nonassessable, and no stockholder of the Parent will have any preemptive right of subscription or purchase in respect thereof.

           Section 4.8 Finders or Brokers. Except for Goldman Sachs & Co. with respect to the Parent, neither the Parent nor the Sub has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated hereby.

           Section 4.9 Interim Operations of the Sub. The Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.


                                  ARTICLE V

                          Covenants and Agreements

           Section 5.1 Conduct of Business by the Company. From and after the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will preserve in all material respects its business organization intact and will conduct its operations according to its ordinary and usual course of business consistent in all material respects with past practice, including, without limitation, retaining the services of employees and conducting business with suppliers, customers, creditors and others having business relationships with the Company. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or set forth on Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor its Subsidiaries will:

                (a) except for shares to be issued or delivered pursuant to outstanding Options, upon conversion of the outstanding Debentures or issuances by a Subsidiary of the Company to such Subsidiaries' parent, issue deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;

                (b) amend its Restated Certificate of Incorporation or Amended and Restated By-laws or, except to the extent required to comply with its obligations hereunder, alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company (other than the Merger) or split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Company Common Stock or otherwise make any payments to shareholders of the Company in their capacity as such;

                (c) make payments or distributions (other than salaries, director fees, expense reimbursements and other employee compensation in the ordinary course of business consistent with past practice) to any Affiliate of the Company; provided, however, dividends or distributions may be made between wholly-owned Subsidiaries of the Company and between the Company and wholly-owned Subsidiaries;

                (d) enter into, accelerate, terminate, modify in any material respect, or cancel any Contract involving either more than $250,000 or outside the ordinary course of business or knowingly do any act or knowingly omit to do any act or, to the extent within the Company's reasonable control, knowingly permit any act or omission to act, which will cause a breach of any of the Contracts that would have a Material Adverse Effect;

                (e) (i) except in a manner consistent with past practice, grant any increase in the rate of pay of any of the Employees; (ii) institute or amend any Employee Benefit Plan unless required by Law; (iii) enter into or modify any written employment agreement with any Person; or
 (iv) pay or accrue any bonus or incentive compensation to any Person;

                (f) make any acquisition, by means of merger, consolidation or otherwise, or disposition (other than short term investments of the Company's cash balances in the ordinary course of business or disposition of assets or securities in the ordinary course of business, consistent with past practice), of assets or securities;

                (g) authorize or make any individual capital expenditure in excess of $250,000 or authorize or make capital expenditures in excess of $1,000,000 in the aggregate (in the event the Closing does not occur before October 31, 1999, such maximum amount will be increased to $1,500,000 and if the Closing does not occur before November 30, 1999, such amount will be increased to $2,000,000), except for those capital expenditures which have been authorized on the date hereof and are specifically set forth in
 Section 5.1(g) of the Company Disclosure Schedule;

                (h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statements or incurred in the ordinary course of business consistent with past practice;

                (i) except as may be required as a result of a change in law or in generally accepted accounting principles, make any change in accounting policies or procedures applied by the Company (including tax accounting policies and procedures);

                (j) create, incur or assume any Indebtedness or make any Investment, other than in the ordinary course of business;

                (k) waive, amend or otherwise alter the Rights Agreement or redeem the Rights or take any action to render Section 912 of the NYBCL inapplicable to any transaction other than the transactions contemplated by this Agreement;

                (l) enter into an agreement to purchase green coffee with a term exceeding four months or in an amount in excess of $1,500,000 or enter into agreements to purchase green coffee (other than fixed price contracts for the purchase of green coffee, all of which is committed to be purchased pursuant to a matching bona fide fixed price sales contract with a third party customer) in an aggregate amount (together with all existing agreements to purchase green coffee) in excess of 20 million pounds; provided, that the Company will consult with the Parent and consider in good faith its views prior to entering into any agreement that results in such aggregate amount exceeding 16 million pounds;

                (m) knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement; or

                (n) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

           Section 5.2 Shareholders Meeting; Registration Statement and Proxy Statement/Prospectus.

                (a) The Company agrees to take all steps necessary to cause the Shareholders Meeting to be duly called, noticed, convened and held as soon as practicable following the date hereof for the purpose of voting to approve this Agreement and the Merger. Except as provided in Section 7.1(c) with respect to a Superior Proposal, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the holders of Shares entitled to vote thereon ("Voting Shares").

                (b) The Company and the Parent shall prepare as soon as practicable, following the date of this Agreement, and shall file with the SEC, the Registration Statement, including the related Proxy Statement/Prospectus, under the Securities Act. The Company and the Parent each shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The respective parties will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Company and the Parent shall also take any action required to be taken under state blue sky laws or other securities laws in connection with the issuance of Parent Common Stock in the Merger.

                (c) Each of the Company and the Parent shall furnish all information concerning it required to be included in the Registration Statement, including the related Proxy Statement/Prospectus. The Parent agrees that the written information provided by it for inclusion in the Registration Statement and the related Proxy Statement/Prospectus and each amendment or supplement thereto at the time it is filed or becomes effective, and at the time that the Proxy Statement/Prospectus which forms a part thereof is mailed to the shareholders of the Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Parent in reliance upon and in conformity with written information concerning the Company furnished to the Parent by the Company specifically for use in the Registration Statement and the related Proxy Statement/Prospectus. The Company agrees that the written information provided by it specifically for inclusion in the Registration Statement and the related Proxy Statement/Prospectus and each amendment or supplement thereto, at the time it is filed or becomes effective, and at the time that the Proxy Statement/Prospectus which forms a part thereof is mailed to the shareholders of the Company, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           Section 5.3 Listing of Parent Common Stock. The Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

           Section 5.4 Access. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other authorized representatives of the Parent full and complete access upon reasonable notice and at reasonable times, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its properties, offices, employees, contracts, commitments, books and records (including but not limited to Tax Returns and computer and information systems) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the Parent may from time to time reasonably request; provided, however, that the Parent's access to the Company's businesses which directly compete with the Parent (LaTouraine, Cain's and Chock Food Service Distribution and Convenience Stores ("CFS"), collectively, the"Competing Businesses") shall be limited to the top manager of each Competing Business and shall not include customer lists and information regarding specific customer locations, contract terms or other information relating to the cost structure or margins of the Competing Businesses; provided further, that the immediately preceding proviso shall not limit Parent's access to information regarding the costs of manufacturing, freight and storage of the CFS business. From and after the date of this Agreement until the earlier of the Closing Date or the first anniversary of any termination of this Agreement, the Parent and its Subsidiaries agree not to solicit for employment any person employed by the Competing Businesses or employ any person known by the Parent to be an employee of the Company at the time of employment. In the event that the transactions contemplated hereby are not consummated, the Parent and each of its officers, employees, accountants, counsel and other authorized representatives shall keep any information obtained in accordance with this
 Section 5.4 confidential and not use such information for any other purpose. The Parent and the Sub will use all reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for data and information hereunder. No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

           Section 5.5    Commercially Reasonable Efforts; Further
 Assurances.

                (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall (and shall cause their respective subsidiaries, and use reasonable best efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives,
 to) consult and fully cooperate with and provide assistance to each other in (i) the preparation and filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus and all necessary amendments or supplements thereto; (ii) obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to and make all necessary filings with and applications and submissions to, any Governmental Entity or other Person (except for approvals obtained under the HSR Act) as soon as reasonably practicable after the date of this Agreement; and (iii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing. Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement (other than filing under the HSR Act), each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

                (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties to this Agreement shall use their commercially reasonable best efforts to take all such action.

                (c) The Company, the Parent and the Sub each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Parent, the Sub or the Company, as the case may be, or any of their respective Subsidiaries (other than in any such case with respect to Acquisition Proposals (as hereinafter defined)), from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

           Section 5.6 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, the Parent and the Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

           Section 5.7    No Solicitation.

                (a) The Company and its Affiliates shall not, directly or indirectly, through any officer, director, employee, investment banker, attorney, representative or agent of the Company or any of its Subsidiaries, (i) solicit, initiate, facilitate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide any non-public information or data to any Person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) furnishing nonpublic information or data to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Acquisition Proposal for all of the outstanding shares at a price more favorable to the Company's shareholders than the Merger, from a party with sufficient financial resources available to it to consummate such a transaction and that is reasonably likely to result in a Superior Proposal (as hereinafter defined), if and only to the extent that the Company's Board of Directors determines in good faith (after consultation with its financial and legal advisors), that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law, and prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person or entity, such Board of Directors receives from such Person or entity an executed confidentiality agreement containing customary terms and conditions; (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and request the return of all information provided to third parties pursuant to a confidentiality agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal, not subject to any financing condition or which includes written commitments to finance such transaction from one or more financial institutions capable of providing such commitments, for all of the outstanding Shares and/or Debentures on terms that the Board of Directors of the Company determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation) are more favorable and provide greater value to all the Company's shareholders than this Agreement and the Merger taken as a whole. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company, other than the transactions contemplated by this Agreement.

                (b) The Company shall (i) promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify the Parent after receipt by it of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, identifying such Person, (ii) promptly notify the Parent after receipt of any request for nonpublic information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any Person, identifying such Person and the information requested by such Person, that may be considering making, or has made, an Acquisition Proposal and promptly provide the Parent with any nonpublic information which is given to such Person pursuant to this
 Section 5.7(b), (iii) keep the Parent advised of the status and principal financial terms of any such Acquisition Proposal, indication or request, and (iv) prior to furnishing any such information, provide reasonable advance notice to the Parent that it intends to do so. The Company shall give the Parent at least 24 hours' advance notice of any information to be supplied to, and at least 24 hours' advance notice of any confidentiality or other agreement to be entered into with, any Person making such Acquisition Proposal.

           Section 5.8 Public Announcement. The Parent and the Company agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law, order of any court or governmental agency or the rules of the NYSE.

           Section 5.9 Notices of Certain Events. Each party shall, upon obtaining knowledge of any of the following, promptly notify the other party in writing of: (i) any Material Adverse Effect with respect to such party; (ii) any change which makes it likely that any representation, warranty or information set forth in this Agreement or its schedules regarding such party or any of its Subsidiaries is not or will not be true in any material respect at the Closing; (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied; (iv) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the transactions contemplated by this Agreement not be satisfied; (v) any notice or other communication from any Governmental Entity in connection with the Merger; or (vi) with respect to the Company or any of its Subsidiaries, any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.6 or which relate to the consummation of the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available to the other party.

           Section 5.10   Indemnification and Insurance.

                (a) From and after the Effective Time, the Parent agrees to cause the Surviving Corporation to indemnify and hold harmless the current or former directors or officers (the "Indemnified Parties") of the Company against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including, without limitation, in connection with the Merger and the other transactions contemplated by this Agreement), to the fullest extent that the Company or such Subsidiaries would have been permitted, under the NYBCL and the Restated Certificate of Incorporation or Amended and Restated By-laws of the Company or the organizational documents of such Subsidiaries each as in effect on the date of this Agreement. Such indemnification shall survive the Merger and shall continue in full force and effect for a period of six years following the Effective Time.

                (b) For a period of three years following the Effective Time, the Parent or the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance policy (the "Company Policy"), or enter into a policy providing comparable coverage, covering those persons who are currently covered by the Company Policy (a copy of which has been heretofore delivered to the Parent); provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

           Section 5.11 Additional Reports. The Company and the Parent shall furnish to the other party copies of all reports of the type referred to in Section 3.5 and Section 4.4, respectively, which it files with the SEC on or after the date hereof, and each of the Company and the Parent represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries and the Parent and its consolidated Subsidiaries, respectively, as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

           Section 5.12 Affiliates. Prior to the Effective Time, the Company shall deliver to the Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Shareholders Meeting, "affiliates" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to the Parent such information and documents as the Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either the Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by the Parent shall be added to the list of affiliates of the Company if the Parent shall receive from the Company, on or before the date of the Shareholders Meeting, an opinion of counsel reasonably satisfactory to the Parent to the effect that such Person is not such an affiliate. The Company shall seek to deliver or cause to be delivered to the Parent, prior to the date of the Shareholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit A (the "Affiliates Letter"). The Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.12.

           Section 5.13 Tax-Free Reorganization. Each of the Parent, Sub and Company shall use all reasonable efforts to cause the Merger to constitute a "reorganization" within the meaning of Section 368(a) of the Code. Unless otherwise required (and then only to the extent otherwise required) by a "determination" (as defined in Section 1313(a)(1)) of the Code or by a similar applicable provision of state or local income tax law, each party shall (i) report the Merger on all tax returns and other filings as a reorganization with in the meaning of Section 368(a) of the Code and
 (ii) not take any position that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

           Section 5.14 Actions Regarding Debentures. Prior to the Closing Date, the Company will consult with the Parent and consider in good faith any arrangements proposed by the Parent to call the outstanding Debentures for redemption. The Company will cooperate with the Parent in connection with such arrangements and take all actions reasonably requested to facilitate such redemption; provided, that the Company will not be required to irrevocably call the Debentures for redemption prior to the Closing Date unless it otherwise agrees to do so.


                                 ARTICLE VI

                          Conditions to the Merger

           Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                (a) The Company Shareholder Approval shall have been obtained;

                (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger substantially on the terms contemplated hereby, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or restricting consummation of the Merger;

                (c) Other than the filing provided for in Section 1.3 hereof, all filings required pursuant to Sections 3.11 and 4.6 hereof, and all material consents, approvals, and authorizations required to be obtained prior to the Effective Time by the parties hereto from any Governmental Entity to consummate the Merger, shall have been made or obtained, as the case may be;

                (d) The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn; and

                (e) The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

           Section 6.2 Conditions to the Parent's and the Sub's Obligations to Effect the Merger. The obligations of the Parent and the Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

                (a) The representations and warranties made by the Company in this Agreement shall be true and correct (i) in all respects at and as of the Effective Time (as to representations and warranties specifically qualified or limited by the term "Material Adverse Effect," the word "material" and phrases of like import), and (ii) in all material respects at and as of the Effective Time (as to representations and warranties not qualified or limited by the term "Material Adverse Effect," the word "material" and phrases of like import), in each case with the same force and effect as though made at and as of the Effective Time (except to the extent they relate to a specific date), the Company shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and the Parent shall have received at the Effective Time a certificate of the President and Chief Financial Officer of the Company to that effect;

                (b) During the period from January 31, 1999, to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to the Company, that has not been fully disclosed in the Company SEC Reports or in Section 6.2(c) of the Company Disclosure Schedule, that continues to exist on the Closing Date and as of the Effective Time, except for matters directly resulting from (x) the filing by Parent with the SEC of its Schedule 13D or its tender offer with respect to the Company or (y) the execution of this Agreement and the consummation of the transactions contemplated hereby; and

                (c) The Parent shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to the Parent, dated the Closing Date and in form and substance reasonably satisfactory to the Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization with in the meaning of
 Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom (Illinois) may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of the Parent, Sub, the Company and others.

           Section 6.3 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

                (a) The representations and warranties made by the Parent and the Sub in this Agreement shall be true and correct (i) in all respects at and as of the Effective Time (as to representations and warranties specifically qualified or limited by the term "Parent Material Adverse Effect," the word "material" and phrases of like import), and (ii) in all material respects at and as of the Effective Time (as to representations and warranties not qualified or limited by the term "Parent Material Adverse Effect," the word "material" and phrases of like import), in each case with the same force and effect as though made at and as of the Effective Time (except to the extent they relate to a specific date), the Parent and the Sub shall have performed in all material respects all of their respective obligations under this Agreement theretofore to be performed, and the Company shall have received at the Effective Time a certificate of the President and Chief Financial Officer of Parent to that effect; and

                (b) The Company shall have received the opinion of Cahill Gordon & Reindel, counsel to the Company, dated the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, the Merger will be treated for federal income tax purposes as a reorganization with in the meaning of Section 368(a) of the Code. In rendering such opinion, Cahill Gordon & Reindel may require and rely upon (and may incorporate by reference) representations and covenants, including those contained in certificates of officers of the Parent, Sub, the Company and others.


                                 ARTICLE VII

                                 Termination

           Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after the Company Shareholder Approval), as follows:

                (a) by mutual written agreement duly authorized by the respective Boards of Directors of the Parent and the Company;

                (b)  by either of the Company or the Parent if:

                          (i)  the Effective Time shall not have
      occurred on or before December 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                          (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby;

                          (iii)     an order, decree, ruling or
      injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable; or

                          (iv) at the Shareholders Meeting (including any adjournment or postponement thereof) called pursuant to
      Section 5.2 hereof, the Company Shareholder Approval shall not have been obtained;

                (c)  by the Company:

                          (i)  if (a) the Company, upon the good faith
      determination of the Board of Directors of the Company based on consultation with outside legal counsel that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Law, subject to complying with the terms of this Agreement, enters into a binding written agreement concerning a transaction that constitutes a Superior Proposal and , prior thereto, the Company notifies the Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice or a detailed description of the price and terms thereof, (b) the Parent does not make, within two business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement such that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal and (c) the Company, prior to such termination, pays to the Parent in immediately available funds any fees required to be paid pursuant to Section 7.3. The Company agrees (A) that it will not enter into a binding agreement referred to in clause (a) above until after the close of business on the second business day after it has provided the notice to the Parent required thereby and (B) to notify the Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

                          (ii) if the Parent or the Sub shall have breached in any material respect any of their respective representations or warranties such that the closing condition in
      Section 6.3(a) would not be satisfied or the Parent or the Sub shall have breached any covenant or other agreement contained in this Agreement, which breach in either case cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Parent or the Sub, as applicable;

                (d)  by the Parent:

                          (i)  if the Company shall have breached in
      any material respect any of its representations or warranties such that the closing condition in 6.2(b) would not be satisfied or the Company shall have breached any covenant or other agreement contained in this Agreement which breach in either case cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company;

                          (ii) if, at any time prior to the Effective
      Time, the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by the Parent to do so; or

                          (iii) at any time following the date 30
      days after notice is delivered by the Company as required in
      Section 5.7 concerning the receipt of an Acquisition Proposal unless, prior to termination under this subsection (d)(iii), the Company provides written notice to the Parent that such Acquisition Proposal has been rejected or withdrawn or the Company is no longer engaged in negotiations or discussions with such other Person concerning the Acquisition Proposal; provided that the 30-day time period shall be reduced with respect to any subsequent Acquisition Proposal made by a Person whose Acquisition Proposal was previously rejected or withdrawn as provided in this subsection (d)(iii) to a number of days equal to 30 minus the number of days lapsed from the receipt of any notice of any prior Acquisition Proposal from such Person until the rejection or withdrawal of any such prior Acquisition Proposal(s);

                (e) if the Average Parent Price is less than $21.00, Parent shall provide written notice to the Company prior to the close of business on the first trading day following the end of the Averaging Period stating that the Average Parent Price is below $21.00 and whether or not it elects to increase the Merger Consideration as provided below (the "Parent Election"). On or before the close of business on the first trading day following its receipt of a Parent Election stating that the Parent has elected not to increase the Merger Consideration, the Company may terminate this Agreement by delivering a written notice to the Parent (the "Company Termination Notice") stating that it has elected to terminate this Agreement. If the Parent has elected to increase the Merger Consideration in the Parent Election, then the Parent shall increase the Merger Consideration by increasing the Exchange Ratio or by making a cash payment (provided that the Merger shall continue to qualify as a reorganization within the meaning of Section 368(a) of the Code) or by any combination thereof (at the Parent's election), such that the Merger Consideration shall consist of an aggregate number of shares of Parent Common Stock (and cash, if any) having a value (based on the Average Parent Price of the Parent Common Stock) equal to $11.00 per share of Company Common Stock. In such event, no termination shall occur, and this Agreement will remain in effect in accordance with its terms.

           Section 7.2 Rights on Termination. In the event of termination and abandonment of the Merger by any party pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section
 7.1 of this Agreement, this Agreement shall become void and of no further force and effect, except for (a) the provisions of Section 5.4 relating to the obligation of the Parent and the Sub to keep confidential and not to use certain information obtained from the Company and in the second sentence of Section 5.4 and (b) the provisions of Section 7.3 relating to the Company's obligations to make certain payments to the Parent.

           Section 7.3    Termination Fee Payable to Parent.
 Notwithstanding any provision to the contrary contained herein, the Company shall immediately pay to the Parent (x) the amount of $7 million and (y) all documented out-of-pocket expenses reasonably incurred by the Parent and the Sub in connection with this Agreement and the Merger if (i) either (1) the Company shall have received an Acquisition Proposal or such a proposal shall have been publicly announced or (2) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement, and in either such case this Agreement is terminated pursuant to Section 7.1(b)(iv), (ii) this Agreement is terminated pursuant to Section 7.1(c)(i) or Section 7.1(d)(i) (if the breach thereof is due to the Company's intentional or bad faith acts), or
 (iii) if, within 12 months of a termination of this Agreement pursuant to any other provision of Section 7.1 (other than Section 7.1(c)(ii)), the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, a Superior Proposal with another person, upon the signing of a definitive agreement relating to such Superior Proposal, or, if no such agreement is signed, then upon consummation of any such Superior Proposal, in which case such payment shall be less any amounts paid as a result of a termination of this
 Agreement.   The amount in (x) above shall be paid concurrently with any such termination and the amount in (y) above shall be paid in immediately available funds within two (2) business days after receipt by the Company of reasonably detailed evidence of the same.

           Section 7.4 Other Remedies. Notwithstanding any provision to the contrary contained herein, if this Agreement is terminated pursuant to
 Article 7 or otherwise by the Company, on the one hand, or the Parent or the Sub, on the other hand, and the non-terminating party is not entitled to receive the payments described in Section 7.3 (as the case may be), then the non-terminating party shall be entitled to pursue any available legal rights to recover actual damages, including, without limitation, its reasonable costs and expenses incurred in pursuing such recovery (including, without limitation, reasonable attorneys' fees).


                                ARTICLE VIII

                                Miscellaneous

           Section 8.1 No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

           Section 8.2    Expenses.

                (a) Except as expressly contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                (b) The obligation to pay any termination fee or expenses pursuant to Section 7.3 shall be in addition to any other rights or remedies that may be available to the Parent, including, without limitation, the expenses to be paid by the Company pursuant to Section 8.2(a). The Company shall make all such payments promptly (and in any event within two business days of receipt by the Company of written notice from the Parent) by wire transfer of immediately available funds to an account designated by the Parent.

           Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.

           Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

           Section 8.5 Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.5:

           To the Parent or the Sub:

                Sara Lee Corporation
                Three First National Plaza
                Chicago, Illinois 60602
                Attention:  Ms. Janet Langford Kelly
                            Senior Vice President, Secretary and
                               General Counsel
                Facsimile:  (312) 558-4989

           with a copy to:

                Skadden, Arps, Slate, Meagher & Flom (Illinois)
                333 West Wacker Drive, Suite 2300
                Chicago, Illinois 60606
                Attention:  Charles W. Mulaney, Jr.
                Facsimile:  (312) 407-0411

           To the Company:

                Chock Full O'Nuts Corporation
                370 Lexington Avenue
                New York, New York 10017
                Attention:  Mr. Howard M. Leitner
                            Senior Vice President and Chief Financial
                              Officer
                Facsimile:  (212) 679-9737

           with a copy to:

                Cahill Gordon & Reindel
                Eighty Pine Street
                New York, New York 10005
                Attention: W. Leslie Duffy
                Facsimile:  (212) 269-5420

           Section 8.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to the Parent or to any direct or indirect wholly owned Subsidiary of the Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

           Section 8.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

           Section 8.8 Enforcement of Agreement. The parties hereto agree that money damages or other remedies at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

           Section 8.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 5.10 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

           Section 8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

           Section 8.11 Finders or Brokers. Except for Credit Suisse First Boston with respect to the Company and Goldman Sachs & Co. with respect to the Parent, neither the Company nor the Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

           Section 8.12 Amendment or Supplement. Subject to applicable law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Company Shareholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, with respect to any of the terms contained in this Agreement; provided, however that following the Company Shareholder Approval there shall be no amendment or change to the provisions hereof which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger without further approval by the shareholders of the Company.

           Section 8.13 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or acts of any other party hereto;
 (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto; or (c) subject to the proviso of Section 8.12 waive compliance with any of the agreements or conditions of any other party hereto contained herein. Notwithstanding the foregoing, no failure or delay by the Company, the Parent or the Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE IX

                                 Definitions

           When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

           Section 9.1 Affiliate. "Affiliate" shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party.

           Section 9.2 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto, and the Company Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

           Section 9.3 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

           Section 9.4 Company Disclosure Schedule. "Company Disclosure Schedule" means the disclosure schedule delivered by the Company.

           Section 9.5 Company Financial Statements. "Company Financial Statements" shall mean the audited Consolidated Balance Sheet, Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders Equity of the Company and related notes for each of the fiscal years ended on July 31, 1996, July 31, 1997 and July 31, 1998, and the unaudited Consolidated Balance Sheet, Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders' Equity of the Company and related notes for the six months ended January 31, 1998 and January 31, 1999, each as included in the Company SEC Reports.

           Section 9.6  Computer Programs.  "Computer Programs" shall mean
 (i) any and all computer software programs, including all source and object code, (ii) all computer software programs incorporated in any equipment, including any beverage dispensing equipment, owned or leased by the Company or its Subsidiaries or provided by the Company or its Subsidiaries to customers, (iii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) billing, reporting and other management information systems, (iv) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (v) all content contained on any Internet site(s), and (vi) all documentation including user manuals and training materials, relating to any of the foregoing.

           Section 9.7 Contracts. "Contracts" shall mean all of the material contracts, agreements and obligations to which the Company is a party or by which the Company or any of its material assets are bound, including, without limitation, any loan, bond, mortgage or indenture or material lease, instrument, franchise or license.

           Section 9.8  Control.  "Control" (including the terms
 "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract.

           Section 9.9 Employees. "Employees" shall mean all of the employees of the Company.

           Section 9.10 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock ownership plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan, program or policy to provide retirement income, fringe benefits or other benefits to former or current employees of the Company (including, without limitation, any employee pension benefit plan or employee welfare plan, but excluding any multi-employer plan, as each term is defined in ERISA).

           Section 9.11 Environmental Claim. "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging liability (including, without limitation, liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence or environmental release of any Hazardous Materials at any parcel of real property; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or
 (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Hazardous Materials.

           Section 9.12 Environmental Laws. "Environmental Laws" shall mean any federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health (excluding OSHA) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

           Section 9.13 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

           Section 9.14 Existing Liens. "Existing Liens" shall mean those Liens affecting any of the assets or properties of the Company.

           Section 9.15 Existing Permits. "Existing Permits" shall mean those material permits, licenses, approvals, qualifications, authorizations, and registrations required by Law which the Company has or holds.

           Section 9.16 Existing Plans. "Existing Plans" shall mean all material Employee Benefit Plans of the Company in effect on the date hereof.

           Section 9.17 Hazardous Materials. "Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") above regulated levels and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

           Section 9.18 Indebtedness. "Indebtedness" shall mean all liabilities or obligations of the Company, whether primary or secondary or absolute or contingent: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments.

           Section 9.19 Intangible Assets.  "Intangible Assets" shall mean
 (a) any invention, United States and foreign patents, pending patent applications, trade names, trade dress, logos, corporate names, trademarks, service marks, trademark registrations, service mark registrations, pending trademark applications, pending service mark applications, registered copyrights, and pending copyright applications, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) proprietary software; and (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

           Section 9.20 Investment.  "Investment" by the Company shall mean
 (a) any transfer or delivery of cash, stock or other property or value by the Company in exchange for equity, debt, preferred stock, partnership interests, participations or any other security of another Person; (b) any loan or capital contribution to or in any other Person; (c) any guaranty of any obligation to pay money to, or perform an obligation of, any other Person; and (d) any investments in any property or assets other than properties and assets acquired and used in the ordinary course of the business of the Company.

           Section 9.21 Law. "Law" shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

           Section 9.22 Lien. "Lien" shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by Contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

           Section 9.23 Material Adverse Effect. "Material Adverse Effect" shall mean with respect to the Company any adverse change or effect that is material to the business, financial condition, results of operations or assets of the Company and its Subsidiaries taken as a whole; other than any change or effect (i) relating to the economy or securities markets in general or (ii) generally relating to the industries in which the Company operates (including without limitation, fluctuations in coffee prices generally) and not specifically relating to the Company.

           Section 9.24 Merger. "Merger" shall mean the merger of the Sub with and into the Company pursuant to this Agreement.

           Section 9.25 NYBCL. "NYBCL" shall mean the New York Business Corporation Law.

           Section 9.26 Parent Financial Statements. "Parent Financial Statements" shall mean the audited Consolidated Balance Sheet, Consolidated Statement of Income, each of the fiscal years ended on June 29, 1996, June 28, 1997 and June 27, 1998, each as included in the Parent SEC Reports and the unaudited Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders' Equity of Parent and related notes for the nine months ended March 31, 1999.

           Section 9.27 Parent Material Adverse Effect. "Parent Material Adverse Effect" shall mean with respect to the Parent any adverse change or effect that is material to the business, financial condition, results of operations or assets of the Parent and its Subsidiaries taken as a whole; other than any change or effect (i) relating to the economy or securities markets in general or (ii) generally relating to the industries in which the Company operates and not specifically relating to the Company.

           Section 9.28 Person. "Person" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

           Section 9.29 Significant Subsidiary. "Significant Subsidiary" shall mean any Subsidiary of the Company meeting the definition in Rule 1-02 of Regulation S-X of the SEC.

           Section 9.30 Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

           Section 9.31 Taxes. "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, value added, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

           Section 9.32 Tax Return. "Tax Return" shall mean any return, report or other document required to be filed or in fact filed with any taxing authority with respect to Taxes.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                    SARA LEE CORPORATION


                                    By:
                                        ------------------------------
                                        Name:
                                        Title:


                                    CFN ACQUISITION CORPORATION.


                                    By:
                                        ------------------------------
                                        Name:
                                        Title:


                                    CHOCK FULL O'NUTS CORPORATION


                                    By:
                                        ------------------------------
                                        Name:
                                        Title: